Exhibit 99.1

EXPLANATION OF RESPONSES

(1)  920,968 shares are held of record by Insight Venture Partners Coinvestment Fund III, L.P. (“IVP Coinvestment III”).  666,533 shares are held of record by Insight Venture Partners Coinvestment Fund (Delaware) III, L.P. (“IVP Coinvestment Delaware III”).  IVP Coinvestment III and IVP Coinvestment Delaware III are together referred to as the “Insight Coinvestment III Funds”.

The amount listed as owned by each Insight Coinvestment III Fund may be deemed attributable to Insight Venture Associates Coinvestment III, L.P. (“IVA Coinvestment III”) and Insight Venture Associates Coinvestment III, Ltd. (“IVA Coinvestment III Ltd”) because IVA Coinvestment III Ltd is the general partner of IVA Coinvestment III, which in turn is the general partner of each of the Insight Coinvestment III Funds.

The foregoing is not an admission by IVA Coinvestment III or IVA Coinvestment III Ltd that it is the beneficial owner of any of the shares held by either of the Insight Coinvestment III Funds.

(2) The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $54.50 to $55.495, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (2) and (3) to this Form 4.

(3) The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $55.50 to $56.21, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes (2) and (3) to this Form 4.

(4) 869,469 shares are held of record by IVP Coinvestment III.  629,262 shares are held of record by IVP Coinvestment Delaware III. See footnote (1) above for a description of the relationship among IVA Coinvestment III, IVA Coinvestment III Ltd and the Insight Coinvestment III Funds.

(5) 748,232 shares are held of record by IVP Coinvestment III.  541,519 shares are held of record by IVP Coinvestment Delaware III. See footnote (1) above for a description of the relationship among IVA Coinvestment III, IVA Coinvestment III Ltd and the Insight Coinvestment III Funds.

(6) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. On August 13, 2018, IVP Coinvestment III converted 725,172 shares of Class B Common Stock into 725,172 shares of Class A Common Stock and IVP Coinvestment Delaware III converted 524,829 shares of Class B Common Stock into 524,829 shares of Class A Common Stock.  The shares of Class A Common Stock and Class B Common Stock have no expiration date.

(7)  3,008,170 shares are held of record by IVP Coinvestment III.  2,177,104 shares held of record by IVP Coinvestment Delaware III.  See footnote (1) above for a description of the relationship among the Insight Coinvestment III Funds, IVA Coinvestment III and IVA Coinvestment III Ltd.